EXHIBIT 10.1

ADVANCED BIOENERGY, LLC

AMENDMENT TO AWARD AGREEMENT FOR UNIT APPRECIATION RIGHT

WITH TANDEM NONQUALIFIED UNIT OPTION

This amendment to Award Agreement for Unit Appreciation Right with Tandem Nonqualified Unit Option (the “Amendment”) is made, by and between Richard Peterson (the “Grantee”) and Advanced BioEnergy, LLC (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously granted the Grantee a Unit Appreciation Right (the “UAR”) with a tandem option (the “Option”) to acquire Units set forth on Appendix A attached hereto (the tandem award of the UAR and the Option, the “Award”);

WHEREAS, the Award was memorialized in that certain Award Agreement for Unit Appreciation Right With Tandem Nonqualified Unit Option between the Company and the Grantee (the “Agreement”);

WHEREAS, capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement;

WHEREAS, Section 20(d) of the Agreement authorizes the Company’s Compensation Committee of the Board of Directors or two or more non-employee directors of the Company designated by the Board of Directors to administer the Agreement (the “Committee”) to amend the terms of the Agreement, except that no amendment to the Agreement may materially impair the Grantee’s rights with respect to the Award without the Grantee’s prior written consent, unless such amendment is necessary to comply with applicable law;

WHEREAS, on December 13, 2012, the Company’s Board of Directors authorized and declared a special distribution to the Company’s unit holders in the amount of $4.15 per Unit, from the proceeds of the sale of the Company’s Fairmont, Nebraska ethanol plant (the “Special Distribution”);

WHEREAS, on December 13, 2012, the Board of Directors of the Company approved the amendment of the Agreement to provide that (i) any unvested Units under the Award held by the Grantee on December 13, 2012 be accelerated and vested and exercisable in full as of that date, (ii) with respect to the exercise of the Option, the Grantee may use the proceeds from the Special Distribution applicable to the Units subject to the Award in exercising the Option, such that the amount payable by the Grantee to exercise the Option is reduced by the aggregate exercise price of the Special Distribution applicable to the Units so exercised, provided that the Options are exercised on or before the record date for the Special Distribution and if not exercised prior to December 31, 2012, shall expire, and (iii) the Exercise Price of the Grantee’s Tranche C Units shall be decreased to $4.15 per Unit; and

WHEREAS, pursuant to the Agreement, including Section 20(d) thereof, this Amendment will automatically apply to all Units effective as of December 13, 2012, without the need for the Grantee to execute this Amendment because this Amendment does not materially impair the Grantee’s rights with respect to the Award.

NOW, THEREFORE, for good and valuable consideration, the Grantee and the Company agree that the Agreement related to the Award be amended as follows:

1. Vesting of Award. The Vesting Schedule is amended as of December 13, 2012 as follows:

Vesting Schedule:

Dates	Number of Units as to Which Award Becomes Vested
May 11, 2012	30,000
December 13, 2012	120,000

2. Exercisability of Award as a UAR. Section 3 of the Agreement is hereby amended to provide as follows:

“3. Exercisability of Award as a UAR. To the extent the Award has vested and has not yet expired or been terminated, you may exercise the Award as a UAR at any time.”

3. Exercisability of Award as an Option. Section 4 of the Agreement is hereby amended to provide as follows:

“4. Exercisability of Award as an Option. To the extent the Award has vested and has not yet expired or been terminated, you may exercise the Award as an Option at any time.”

4. Exercise of Award. Section 9 of the Agreement is hereby amended to add at the end the following:

“The Grantee may use the proceeds from the Special Distribution (as defined in that certain amendment to the Agreement dated December 13, 2012 payable with respect to all of the Units of Tranche A, B and C (if such Units were then outstanding) in exercising the Option, such that the aggregate exercise price payable by the Grantee to exercise the Option is reduced by the Special Distribution payable with respect to the Units so exercised and all such Units so exercised shall be deemed outstanding for purposes of the payment of the Special Dividend in excess of the aggregate exercise price. The notice to exercise must be given to the Company no later than the record date for the payment of the Special Dividend, and if not exercised by December 31, 2012, this Option for all of the Units of Tranche A, B and C shall thereafter expire.

5. Exercise Price of Tranche C Units. Pursuant to the authority granted to the Committee pursuant to Section 20(d) of the Agreement, the exercise price per Unit of the Grantee’s Tranche C Units set forth in the Agreement is amended to $4.15, such exercise price to be effective as of the record date set forth in paragraph 5. In all other respects, the terms of the Agreement with respect to the Award shall remain in full force and effect.

6. Agreement. All references to the “Agreement” set forth in the Agreement shall be deemed to be references to the Agreement as amended by this Amendment.

7. Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

8. Confirmation of the Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Agreement remain unmodified and in full force and effect.

ADVANCED BIOENERGY, LLC

By:	/s/ Scott Brittenham
Scott Brittenham Chairman of the Board

Appendix A

Summary of Richard Peterson Award

No. of Units Subject to Award: 150,000

Date of Grant: May 11, 2011

Expiration Date: May 10, 2021

Exercise Price Schedule:

Tranche	Number of Units in Tranche	Exercise Price Per Unit in Tranche
Tranche A	50,000	$1.50
Tranche B	50,000	$3.00
Tranche C	50,000	$4.50

Vesting Schedule:

Dates	Number of Units as to Which Award Becomes Vested(1)
May 11, 2012	30,000
May 11, 2013	30,000
May 11, 2014	30,000
May 11, 2015	30,000
May 11, 2016	30,000

(1) Of the 30,000 Units as to which the Award vests on each Scheduled Vesting Date, 10,000 Units come from each Exercise Price Tranche.